Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Bel Prepares for Growth with Three Executive Promotions

JERSEY CITY, NJ, Tuesday, January 3, 2023 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB), a leading global manufacturer of products that power, protect and connect electronic circuits, today announces three internal promotions to the executive team effective as of January 1, 2023.

Lynn Hutkin was appointed Vice President of Financial Reporting and Investor Relations. Lynn has been with Bel for 15 years in roles with increasing responsibilities in the areas of corporate accounting, financial reporting and investor relations. She has been instrumental in streamlining accounting processes and leveraging Bel’s new ERP system to identify actions needed to drive improvements in financial performance. Lynn earned her Bachelor’s degree in Accountancy from Bentley University and is a Certified Public Accountant.

Joe Berry was appointed Vice President of Magnetic Solutions. Joe came to Bel through the acquisition of Lucent Technologies’ Transformer and Inductor Division in 1999. In his prior role as Director of Operations and most recently as General Manager of Bel Magnetic Solutions, he has been an important contributor to the success of the Magnetic Solutions segment. Joe earned his Bachelor’s degree in Electrical Engineering from UMass-Lowell, his Master’s degree in Electrical Engineering from Northeastern University and received his MBA from Southern Methodist University.

Kenneth Lai commenced his new role as Vice President of Asia Operations effective January 1, 2023 as previously announced. Kenneth came to Bel through the acquisition of TE Connectivity’s TRP Connector division in 2013. Following Bel’s acquisition of the Power-One business in 2014, Kenneth was appointed as General Manager of our Bel Power Solutions Gongming factory and successfully transformed the operation into a world class manufacturing site for power supplies. Kenneth has expertise in Lean methodology and deep knowledge of Bel’s Asia operations. Kenneth earned his Bachelor’s degree in Engineering Physics from Hong Kong Polytechnic University and completed a mini-EMBA program by Hong Kong University of Science and Technology.

CEO Dan Bernstein stated, “The Board is delighted to recognize all three of these outstanding achievers at Bel. They will play an integral role in meeting the goals Bel has set forth that include long term growth, expanding market share, operational excellence and financial health. Lynn, Joe and Kenneth were graduates of Bel’s Leadership Program in 2021 and have continuously contributed to our operational, financial and business improvements throughout their tenure. Their ongoing performance and leadership will allow Bel to remain committed to a culture of strategic improvements that drive long-term shareholder and stakeholder value.”

About Bel
Bel (NASDAQ: BELFA and BELFB) designs, manufactures and markets a broad array of products that include circuit protection, connectors, cable assemblies, discrete components, magnetics and power supplies. The Company serves a global market and operates facilities around the world.

Company Contact:
Farouq Tuweiq
Chief Financial Officer
ir@belf.com

Investor Contact:
Three Part Advisors
Jean Marie Young, Managing Director or Steven Hooser, Partner
631-418-4339

Media Contacts:
Bel Fuse Inc.
Kelly Wigginton
Kelly.Wigginton@belf.com

Publitek
Zach Hynoski
zach.hynoski@publitek.com

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